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                                                                    Exhibit 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference, in this Registration Statement of Wells Fargo & Company on Form S-4, of our report, dated January 15, 1999, except for Note M, as to which the date is January 22, 1999, on the consolidated financial statements of Michigan Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in Michigan Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1998.

/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP
Grand Rapids, Michigan
February 7, 2000